Exhibit 21

Subsidiaries of the Registrant

	Organized Under Laws of	Percentage of Voting Securities Owned by Immediate Parent
Indigo Group Inc.	Florida	100.0
Indigo Group Ltd. (A Limited Partnership)	Florida	99.0	(1)
Indigo Development LLC	Florida	100.0
Palms Del Mar Inc.	Florida	100.0
Indigo International LLC	Florida	100.0
W. Hay Inc.	Florida		(2)
W. Hay LLC	Florida		(3)
Indigo Grand Champion One	Florida	100.0	(4)
Indigo Grand Champion Two	Florida	100.0	(4)
Indigo Grand Champion Three	Florida	100.0	(4)
Indigo Grand Champion Four	Florida	100.0	(4)
Indigo Grand Champion Five	Florida	100.0	(4)
Indigo Grand Champion Six	Florida	100.0	(4)
Indigo Grand Champion Seven	Florida	100.0	(4)
Indigo Grand Champion Eight	Florida	100.0	(4)
Indigo Grand Champion Nine	Florida	100.0	(4)
Indigo Grand Champion Ten	Florida	100.0	(4)
Indigo Clermont LLC	Florida	100.0	(5)
Indigo Henry LLC	Florida	100.0	(5)
Indigo Mallard Creek LLC	Florida	100.0	(5)
Indigo Melbourne LLC	Florida	100.0	(5)
Indigo Sanford LLC	Florida	100.0	(5)

(1)	Consolidated-Tomoka Land Co. is the limited partner of Indigo Group Ltd., and owns 99.0% of the total partnership equity. Indigo Group Inc. is the managing general partner of the partnership and owns 1.0% of the partnership equity.
(2)	W. Hay Inc. is 100% owned by Indigo Group Inc.
(3)	W. Hay LLC is 100% owned by W. Hay Inc.
(4)	Palms Del Mar Inc. is the Managing Member
(5)	Indigo Development LLC is the Managing Member

All subsidiaries are included in the Consolidated Financial Statements of the Company and its subsidiaries appearing elsewhere herein.